Certificate No. For ____ Shares Issued to Dated ,	Received Certificate No. For Shares on ,	From whom transferred Dated , No Original No of Original No. of Shares Certificate Shares Transferred .

NBOG BANCORPORATION, INC.
INCORPORATED UNDER THE LAWS OF THE STATE OF GEORGIA
AUTHORIZED 50,000 SHARES OF COMMON STOCK, NO PAR VALUE

This Certifies That
is hereby issued fully paid
and non-assessable Shares of the Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.
In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this day of A.D.

SEAL
President